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[BANK ONE CORPORATION Press Release Letterhead]          Exhibit 99





FOR IMMEDIATE RELEASE                            Contact: Thomas Kelly
---------------------                                     (312) 732-7007


                BANK ONE REVISES 1999 OPERATING EARNINGS OUTLOOK
                         AND POSTPONES INVESTOR UPDATE

CHICAGO, November 10, 1999 - BANK ONE CORPORATION (NYSE: ONE) today announced a revised 1999 operating earnings outlook and the postponement of its November 15, 1999, investor update until no later than early January 2000.

Excluding merger and special charges, the Corporation's full-year 1999 operating earnings are now targeted at $3.45-$3.55 per share. The decrease in expectations principally reflects ongoing softness in earnings at First USA, Bank One's credit card and consumer lending company.

"In August we advised investors of the earnings pressure we were seeing at First USA," said John B. McCoy, chairman and chief executive officer. "Bill Boardman, newly appointed head of First USA, and his team have done an excellent job in examining and understanding the details necessary to evaluate the core trends of First USA's businesses. Part of this review's findings, as well as the continuation of the trends noted in August, have resulted in the lower 1999 fourth quarter earnings outlook."

The Corporation's commitment to investors was to come back in the fourth quarter with a full review on the company and the outlook for 2000. But completion of a current strategic review, which is well underway, is necessary before a full understanding of the Corporation's core trends, outlook for 2000 and long-term direction can be provided. The course and duration of the review has been impacted by the previously announced management changes at First USA.

The company said that as part of this review, a number of alternatives for aligning long-term business strategies with earnings growth opportunities are under consideration.

A brief recorded message discussing these announcements is available from 5 p.m. eastern time, Wednesday, November 10, 1999, through 6 p.m. eastern time on Tuesday, November 16, 1999, by calling 800-633-8284 (domestic) or 619-812-6440
(international), access code 13547299.

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BANK ONE CORPORATION, headquartered in Chicago, is the nation's fourth largest bank holding company, with assets of more than $264 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It is the world's largest VISA issuer, the third largest bank lender to small businesses, a leading national automotive lender, and one of the top 25 managers of mutual funds. A leader in the retail market, Bank One operates approximately 1,900 banking centers and a nationwide network of ATMs. In addition, it is a major commercial bank in the United States and in select international markets.

Information about Bank One's financial results can be accessed on the Internet at www.bankone.com or through fax-on-demand at 877-ONE-FACT.
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